Exhibit 10.18

THIRD AMENDMENT TO LEASE

This Third Amendment (this “Amendment”) is made as of the 20th day of June, 2000, by and between NORWALK IMPROVEMENTS, LLC, a New York limited liability company having an address at 580 White Plains Road, Tarrytown, New York 10591 (“Landlord”) and MODEM MEDIA.POPPE TYSON, INC., a Delaware corporation having an address at 230 East Avenue, Norwalk, Connecticut 06855 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a lease (the “Original Lease”), dated as of April 21, 1998, for the entire second, third and fourth floors in the building (the “Building”) known as 230 East Avenue, Norwalk, Connecticut and more particularly shown on Exhibit A of the Original Lease (the “Original Premises”);

WHEREAS, Tenant’s performance of its obligations under the Original Lease was guaranteed by True North Communications Inc. (“Guarantor”) pursuant to a Guaranty of Lease, dated April 21, 1998, made by Guarantor for the benefit of Landlord (the “Guaranty”);

WHEREAS, Landlord and Tenant entered into that certain Amendment to Lease, dated as of November 6, 1998 (the “First Amendment”) and that certain Second Amendment to Lease, dated as of February 11, 2000 (the “Second Amendment”);

WHEREAS, Tenant has exercised its option to lease space in the basement of the Building, which space is shown on Exhibit A to this Amendment (the “Basement Space”);

WHEREAS, Landlord and Tenant wish to amend the Original Lease, as amended by the First Amendment and the Second Amendment, to add the Basement Space to the Premises as set forth herein; and

WHEREAS, by affixing its joinder hereto, Guarantor desires to reaffirm its guaranty of all of Tenant’s obligations under the Original Lease, as amended by the First Amendment, the Second Amendment and this Amendment (as so amended, the “Lease”).

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, subject to the covenants and conditions contained in the Lease, exclusive possession of the Basement Space. The Basement Space shall be deemed to be a part of the Premises referred to in the Lease. Except for the Basement Work (hereinafter defined) to be performed by Landlord, Tenant shall accept the Basement Space in “as is” condition, and Landlord makes no warranties or representations as to the condition of the Basement Space.

2.	Supplementing Section 1.03 of the Original Lease:

(a)	The “Term Commencement Date” with respect to the Basement Space shall be the date which is sixty (60) days after the date on which the tenant under that certain lease, dated October 21, 1991, between Landlord and Walter Ponichtera (doing business as Norwalk Storage), vacates the Basement Space.

(b)	Upon the written request of either Landlord or Tenant, both parties shall enter into a written agreement substantially in the form of Exhibit B to this Amendment confirming the date upon which the Term Commencement Date occurred with respect to the Basement Space.

3.	Notwithstanding Section 1.05 or any other provisions of the Lease to the contrary, the Basement Space shall be used solely for parking of the automobiles of Tenant’s employees and invitees, and for no other purpose except as set forth in the last sentence of this paragraph. Without limiting the foregoing, Tenant shall not use, suffer or permit the Basement Space or any part thereof to be used as general, executive or administrative offices, storage space, or back office space. Notwithstanding the foregoing, if Tenant obtains the right to use parking spaces which are not located on the Real Property (“Outside Parking Spaces”), Tenant may use an equivalent amount of parking spaces within the Basement Space for storage use (up to a maximum of 10,000 rentable square feet), so long as the Outside Parking Spaces shall be applicable by Landlord toward its fulfilling the City of Norwalk’s parking requirements for the Building.

4. (a)	Supplementing Section 2.02 of the Original Lease, Base Rent for the Basement Space shall be payable (i) at the rate of $250,000.00 per year for the period from the Term Commencement Date for the Basement Space to and including the day immediately preceding the fifth (5th) anniversary of the Term Commencement Date for the Basement Space in equal monthly installments of $20,833.33 and (ii) at the rate of $278,000.00 per year for the period from the fifth (5th) anniversary of the Term Commencement Date for the Basement Space in equal monthly installments of $23,166.67 to and including January 31, 2009. Upon execution of this Amendment, Tenant shall pay to Landlord $20,833.33 on account of the first installment of Base Rent becoming due hereunder for the Basement Space. Base Rent for the Basement Space during the First Renewal Term, if any, and the Second Renewal Term, if any, shall be determined in accordance with the provisions of Article 10 of the Lease, except that with respect to the Basement Space only, clause (C) of subparagraph (d)(vi) of Section 10.01 of the Original Lease shall be deemed to read as follows: “the Basement Space will be used for parking purposes and, to the extent it is so being used pursuant to Paragraph 3 of the Third Amendment To Lease, for storage purposes”.

(b)

The parties acknowledge and agree that the Basement Space contains 41,000 rentable square feet. Notwithstanding the foregoing, Tenant may, at its option, remeasure the Basement Space. Such remeasurement shall be completed, and the results communicated to Landlord in writing, no later than five (5) days after the Term Commencement Date with respect to the Basement Space. In the event such remeasurement indicates that the actual rentable square footage of the Basement Space is not less than 38,950, nor greater than 43,050, the rentable square footage of the Basement Space shall be deemed to be 41,000 for all purposes of the Lease, and no adjustment shall be made to Base Rent, Tenant’s Tax Payment or the Operating Expense Payment. In the event (a) such remeasurement indicates that the actual rentable square footage of the Basement Space is less than 38,950 or greater than 43,050, and (b) Landlord disagrees with such remeasurement, the parties shall submit such dispute to arbitration pursuant to Section 8.28(b) of the Original Lease, provided that until a final determination is made in such arbitration, Tenant shall continue to pay Base Rent, Tenant’s Tax Payment and the Operating Expense Payment to Landlord based upon the rentable square footage of the Basement Space being 41,000. If such arbitration determines that the actual rentable square footage of the Basement Space is less than 38,950, the Base Rent, Tenant’s Tax Payment and the Operating Expense Payment with respect to the Basement Space shall be reduced proportionately, and Landlord shall credit the amount of excess rent paid by Tenant since the Term Commencement Date with respect to the Basement Space against the next monthly installments of Base Rent payable under the Lease. If such arbitration determines that the actual rentable square footage of the Basement Space is greater than 43,050, the Base Rent, Tenant’s Tax Payment and the Operating Expense Payment with respect to the Basement Space shall be increased proportionately, and Tenant shall pay the amount of the deficiency accrued since the Term Commencement Date with respect to the Basement Space within fifteen (15) days after demand therefor.

(c)	Landlord and Tenant acknowledge that no commission is due to CB Commercial Real Estate Group, Inc. by Landlord in connection with the leasing of the Basement Space, and, accordingly, Tenant shall not be entitled to receive any credit against Base Rent or Additional Rent with respect to the Basement Space.

(d)

In the event Landlord fails to procure a preliminary, temporary or permanent certificate of occupancy or other comparable approval permitting Tenant legally and continuously to occupy the entire Basement Space for the parking use contemplated by Paragraph 3 hereof within 30 days after the Term Commencement Date, then the validity of this Amendment shall not be impaired under such circumstances; however, if a Tenant’s Delay (as defined in this subparagraph (d)) is not the cause, directly or indirectly, of such failure, then the Rent payable with respect to the Basement Space shall abate upon the expiration of such 30-day period until such time as Landlord delivers such temporary or permanent certificate of occupancy or other comparable approval to Tenant, the $20,833.00 paid to Landlord upon execution of this Amendment shall be credited against the Base Rent payable for such 30-day period, and Tenant shall have no be further obligation to pay Base Rent hereunder until such time as such a preliminary, temporary or permanent certificate of occupancy or other comparable approval is procured. For purposes of this subparagraph (d), the term “Tenant’s Delay” shall mean a delay in the performance of the Basement Work that is caused by Tenant’s act or omission, including, without limitation, a delay due to any Tenant consent or approval required under Paragraph 12 hereof being unreasonably withheld, conditioned or delayed, but excluding delays in the performance of the Basement Work that is caused by Landlord’s act or omission.

5. (a)	Supplementing Section 2.03(b)(iv) of the Original Lease, the Base Year for the Common Operating Expense Payment and the Building Operating Expense Payment shall be calendar year 2000 with respect to the Basement Space.

(b)	Supplementing Section 2.04(a)(iii) of the Original Lease, the Base Tax Year for the Tenant’s Tax Payment shall be the Tax Year commencing July 1, 1999, and ending June 30, 2000 with respect to the Basement Space.

(c)	Supplementing Section 2.04(a)(i) of the Original Lease, the Tenant’s Percentage shall be recalculated and increased as follows on the Term Commencement Date for the Basement Space:

(i)	The Tenant’s Percentage for purposes of the Tenant’s Tax Payment payable pursuant to Section 2.04 of the Original Lease for the entire Premises and the Common Operating Expense Payment (as defined in the Second Amendment) for the entire Premises shall be the product of (A) 100% multiplied by (B) the fraction the numerator of which is the number of rentable square feet of space in the Premises (including the Basement Space) and the denominator of which is the number of rentable square feet of space in the Building plus the number of rentable square feet in the Other Building; and

(ii)	The Tenant’s Percentage for purposes of the Building Operating Expense Payment (as defined in the Second Amendment) shall be the product of (A) 100% multiplied by (B) the fraction the numerator of which is the number of rentable square feet of space in the Premises (including the Basement Space) and the denominator of which is the number of rentable square feet of space in the Building. In the event the rentable square footage of the Premises shall equal the rentable square footage of the Building, Tenant’s Percentage of the Building Operating Expense Payment shall be (but not exceed) 100%.

6.	Paragraph 19 of the Second Amendment is hereby superseded in its entirety by the following: “Supplementing Section 2.05(a) of the Lease, Landlord shall use commercially reasonable efforts to cause the public utility supplying electricity to the Building to install one or more meters to directly measure the electricity consumed by Tenant in the entire Premises, including, without limitation, the First Floor Space and the Basement Space, but Landlord shall have no liability of any kind or nature if it is unable to effectuate such direct metering for any reason whatsoever. Landlord shall pay for the installation of such meter(s). Until such time as electricity being supplied to the entire Premises, including, without limitation, the First Floor Space or the Basement Space, as applicable, is directly metered to Tenant by such public utility, Tenant shall pay for electricity it consumes in the Premises based upon the actual cost to Landlord to furnish the same.”

7.	Notwithstanding Section 3.01 or any other provision of the Lease to the contrary, Landlord shall not be obligated to furnish any Landlord Services to the Basement Space, except as follows:

(a)	Landlord shall furnish ventilation to the Basement Space through the air handlers serving the Basement;

(b)	Landlord shall furnish cleaning service for the Basement Space substantially in accordance with the cleaning specifications set forth in Exhibit C to this Amendment;

(c)	Landlord shall furnish security in accordance with Section 3.01(f) of the Original Lease, provided that the cost to reprogram the card access system with respect to the elevators and the card key gate shall be Tenant’s sole responsibility;

(d)	Landlord shall furnish nonexclusive passenger elevator service to the Basement Space in accordance with Section 3.01(h) of the Original Lease, subject to the provisions of subsection (c) of this Paragraph 7; and

(e)	the full-time handyman and manager/superintendent furnished by Landlord pursuant to Section 3.01(i) of the Original Lease will also be available to the Basement Space.

8.	Supplementing Section 3.04(a) of the Lease, Landlord shall comply, at its sole cost and expense, with Legal Requirements applicable to the Basement Space, but only to the extent compliance is required in connection with an environmental condition located in the Basement Space, which condition existed prior to the Term Commencement Date for the Basement Space or which condition was caused by the negligence or wilful misconduct of Landlord, its agents or contractors.

9.	Supplementing Section 4.03 of the Lease, Tenant shall not be required to restore the Basement Space to the condition in which it existed prior to the performance of the Basement Work or to remove or repair any of the Basement Work upon the expiration of the Term.

10.	Effective on the Term Commencement Date with respect to the Basement Space, Section 6.12(b)(i) of the Lease is hereby modified by deleting therefrom the reference to the Basement Space. Notwithstanding the foregoing, Landlord shall continue to indemnify, defend and hold Tenant and Tenant’s officers, directors, shareholders, partners (both general and limited), employees, and other principals (disclosed and undisclosed) harmless from and against all fines, penalties, causes of action, governmental enforcement actions, loss, cost, liability or expense arising out of or related to or resulting from any environmental conditions in the Basement Space which existed prior to the Term Commencement Date or which were caused by the negligence or wilful misconduct of Landlord, its agents or contractors.

11.	Supplementing Section 7.05 of the Lease, Tenant shall increase the minimum limits of liability under its comprehensive or commercial general liability coverage set forth in clauses (i), (ii) and (iii) of the final sentence of Section 7.05(a) of the Original Lease to $7,500,000 with respect to the Basement Space. Such insurance shall otherwise comply with the provisions of Section 7.05 and the other applicable provisions of the Lease.

12. (a)	Landlord shall perform the work shown on Landlord’s plans and specifications therefor (“Basement Plans”) once the same have been approved by Tenant (the “Basement Work”). The Basement Work shall be performed in a good and workmanlike manner and in compliance with all applicable Legal Requirements. If Tenant disapproves the Basement Plans submitted by Landlord, then it shall provide Landlord with the detailed, written reasons for such disapproval within five (5) business days after Tenant receives Landlord’s submission. If Tenant fails to approve or disapprove of the Basement Plans within five (5) business days after their submission, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord informs Tenant of such failure by written notice that states “SECOND REQUEST FOR TENANT’S APPROVAL OF BASEMENT PLANS. TENANT’S FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT SHALL BE DEEMED TO CONSTITUTE TENANT’S APPROVAL OF SUCH BASEMENT PLANS IN ACCORDANCE WITH THE TERMS OF THE LEASE”, or language to substantially the same effect, then Tenant’s failure to approve or disapprove within such additional five (5) business day period shall be deemed to constitute Tenant’s approval of the Basement Plans.

(b)	With respect to any line item of work in the Budget (as hereinafter defined) costing in excess of $10,000, Landlord shall solicit bids for the performance of such work from at least three (3) trade contractors or materialmen selected by Landlord, and Landlord shall accept the lowest qualified bid unless Tenant shall approve Landlord’s acceptance of a higher bid.

(c)	The final budget for the Basement Work (the “Budget” shall be subject to Tenant’s approval. If Tenant fails to approve or disapprove the Budget within five (5) business days after it is submitted to Tenant by Landlord, then Tenant’s failure to approve or disapprove within such five (5) business day period shall be deemed to constitute Tenant’s approval of the Budget. Any material changes in the Basement Plans and any change orders shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to approve or disapprove a change in the Basement Plans or a change order within five (5) business days after it is submitted to Tenant by Landlord, then Tenant’s failure to approve or disapprove within such five (5) business day period shall be deemed to constitute Tenant’s approval thereof. To the extent any architectural fees or other costs are incurred in connection with value engineering of the Basement Plans done at Tenant’s request, Tenant shall be responsible for payment of such fees and costs.

(d)

When any portion of the Basement Work has been performed, Landlord shall give Tenant written notice thereof, which notice shall be accompanied by an Application and Certificate for Payment (AIA Document G702), certified by Landlord’s architect, with a reasonably detailed itemization of the costs Landlord has actually paid to third parties in performing such portion of the Basement Work and, to the extent available, paid invoices therefor (the “Basement Work Costs”). Tenant shall pay the subject Basement Work Costs to Landlord, from time to time but not more often than once in each calendar month, within fifteen (15) days after Landlord’s demand therefor. Landlord shall have no obligation of any kind or nature whatsoever to pay or contribute toward the cost of the Basement Work Costs or any other work in the Budget. In addition to the Basement Work Costs, Tenant shall pay Landlord an amount equal to fifteen percent (15%) of the Basement Work Costs for Landlord’s overhead expenses and profit in connection with the Basement Work.

13.	Section 8.25 of the Original Lease is hereby deleted in its entirety, and the following is substituted therefor:

“8.25 Parking. Landlord covenants that (a) there shall be at least 300 parking spaces serving the Real Property, of which ten (10) shall be reserved for the exclusive use of Tenant’s executive officers and ten (10) shall be reserved for the exclusive use of Tenant’s visitors during normal business hours and (b) eighty-five (85) parking spaces shall be available in the evenings and on weekends in the commuter parking lot adjacent to the Real Property that serves the Real Property. Except as herein expressly provided to the contrary, Tenant shall have the exclusive use of the Allotted Number (as hereinafter defined) of parking spaces on the surface of the Real Property (i.e., excluding the Basement Space) at all times after the restriping described in Paragraphs 14 and 15 hereof has been completed. The “Allotted Number” shall mean the amount by which (i) the product obtained when the number of rentable square feet in the Premises is multiplied by 3/1000 (rounded down to the nearest whole number) exceeds (ii) 10. Landlord shall be permitted to apply up to 45 parking spaces that are made available for Tenant’s use in the Commuter Lot (as hereinafter defined) at no cost to Tenant and on a nonexclusive basis towards Landlord’s satisfaction of the Allotted Number of parking spaces. Tenant acknowledges that Landlord has acquired title to the properties known as 3 and 10 Rowan Street, Norwalk, Connecticut, which have been added to the Land and have become a part of the Real Property, and that Landlord may hereinafter acquire title to other property on Rowan Street in the immediate vicinity of the Building, which, upon such acquisition, shall also be added to the Land and become a part of the Real Property. Tenant shall have the exclusive use of all parking spaces on 3 and 10 Rowan Street and all parking spaces created on such other property as Landlord may hereinafter acquire on Rowan Street.”

14.	Supplementing Section 16(a) of the Second Amendment, prior to the repaving of the parking facilities described in the last sentence of said Section 16(a) (the “Parking Facilities”), Landlord and Tenant shall cooperate to devise a layout for the Parking Facilities which shall maximize the number of parking spaces permitted under applicable Legal Requirements, including, without limitation, City of Norwalk zoning requirements, and Landlord shall, at its cost, restripe the Parking Facilities in accordance with such layout and Legal Requirements. Such layout and restriping shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed.

15.	Landlord and Tenant shall use commercially reasonable efforts, at each party’s sole cost, to obtain from the City of Norwalk the right for Landlord to restripe the areas of the commuter parking lot on the northbound side of the railroad tracks contiguous to the Real Property (the “Northbound Commuter Lot”) in order to maximize the number of spaces permitted under applicable Legal Requirements, including, without limitation, City of Norwalk zoning requirements. For purposes of this Amendment, “commercially reasonable efforts” shall not be deemed to include any obligation to commence litigation or to incur any cost or expense to achieve the desired objective, and the failure of a party to achieve the desired objective shall not subject such party to any liability.

16.	Notwithstanding anything herein contained to the contrary, Tenant hereby agrees that Landlord may enter into an agreement with Norfit LLC (“Norfit”) pursuant to which Norfit shall be allocated (i) sixty (60) dedicated parking spaces at the East Avenue end of the Real Property, as shown on Exhibit D annexed hereto, and (ii) subject to receipt of all requisite approvals, ten (10) commuter permit parking spaces in the commuter parking lot on the southbound side of the railroad tracks contiguous to the Real Property (“Southbound Commuter Lot”), provided that Norfit agrees therein (a) to withdraw all pending appeals to the Zoning Board of Appeals of the City of Norwalk, to cooperate with Landlord in its dealings with the State of Connecticut Department of Transportation and State Traffic Commission with respect to issues concerning Landlord’s plans for parking at the site and that Norfit further agrees that it will withdraw, release, abandon and repudiate any claims that it has made or can make that Landlord’s plans for or implementation of the conversion of 109,000 square feet of retail space to commercial office space, and the proposed conversion from storage to basement parking garage, violate any local zoning regulation, local ordinance or federal or state statute or regulation and (b) not to initiate, support, counsel, advise, assist or help any other person or entity in challenging, stopping, appealing, or in any way delaying Landlord’s plans for the conversion or use of the Real Property and its occupancy by Tenant. Tenant shall not pay any cost in connection with such allocation of spaces. Landlord and Tenant will cooperate and, at no cost to either of them, will endeavor to cause Norfit to cooperate, to devise a plan which shall facilitate the use after 5 p.m. by Norfit’s clientele of the parking area located behind Norfit’s premises. If Landlord desires to enter into any other agreement that, in Landlord’s reasonable judgment, would decrease the available parking to Tenant at the Real Property, then Landlord shall obtain Tenant’s approval of such agreement.

17.	The provisions of this Amendment shall supersede in their entirety Article 9 of the Original Lease with respect to the Basement Space.

18.	Exhibit C of the Original Lease shall not apply to the Basement Space.

19.	Unless defined herein, all capitalized words shall have the same meanings ascribed thereto in the Original Lease.

20.	Except as modified and amended herein, all of the terms, conditions, covenants, definitions and provisions of the Original Lease, as amended by the First Amendment and the Second Amendment, shall continue in full force and effect unchanged or otherwise affected by this Amendment and are hereby fully ratified and confirmed.

21.	This Amendment, together with the Original Lease, as amended by the First Amendment and the Second Amendment, contains the entire understanding of the parties with respect to the subject matter hereof, and all prior negotiations, conversations, understandings, and agreements with respect to such subject matter are merged in this Amendment. This Amendment may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

22.	This Amendment shall be governed in all respects by the laws of the State of Connecticut without regard to its conflicts of laws principles.

23.	This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

Landlord:

NORWALK IMPROVEMENTS, LLC

By:	/s/

	Its:	Manager

Tenant:

MODEM MEDIA. POPPE TYSON, INC.

By:	/s/

	Its:	VP, General Manager